Exhibit 99.1

Contact:	Thomas J. Concannon
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GDC Establishes New Subsidiary and Announces Management Changes

HOUSTON, August 21, 2003 - Geokinetics Inc. (OTCBB: GOKN) announced today that Geophysical Development Corporation (GDC), a wholly owned subsidiary, has established GDC UK Limited, a new subsidiary to be located in the United Kingdom.  Ken Ratcliff, John Makin and Peter Northmore, founders of Ensign Geophysics Limited, will manage GDC UK Limited and assist in the overall management of GDC.  GDC believes that this expansion will facilitate penetration of wider geographic markets, provide access to worldwide technology trends and strengthen its overall geophysical and management expertise.

Additionally, Stuart Reynolds has been appointed President of GDC.  Mr. Reynolds has 25 years of experience in all aspects of geophysics and most recently held the position of Vice President, Business Development, with GDC.  Michael A. Dunn, who has served as President of GDC since 1999, will assume new responsibilities at Geokinetics.  GDC’s expansion and management reorganization is in anticipation of a continued improvement in the market for leading edge seismic processing technology.

William R. Ziegler, Chairman of Geokinetics’ Board of Directors, commented, “Following the recent financial restructuring at Geokinetics, the actions taken at GDC underscore our determination to keep GDC at the forefront of the geophysical industry.”

Geokinetics Inc., based in Houston, Texas, is a provider of seismic processing and acquisition services through its subsidiaries, Geophysical Development Corporation and Quantum Geophysical, Inc.

GEOKINETICS INC. (OTCBB: GOKN)
One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX